Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES FIRST QUARTER 2006 EARNINGS

BIRMINGHAM, Alabama (May 1, 2006) Protective Life Corporation (NYSE: PL) today reported results for the first quarter of 2006. Highlights include:

•
Net income increased 20.2% to a record $1.01 per diluted share, compared to $0.84 per share in the first quarter of 2005. Included in the current quarter’s net income were net realized investment gains of $0.11 per share, compared to net realized investment losses of $0.04 per share one year ago.

•
Operating income for the first quarter was $0.90 per diluted share, compared to $0.88 per share in the first quarter of 2005. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Life Insurance sales were $70.2 million, an increase of 2.7% over the prior year’s quarter. Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $60.7 million in the first quarter of 2006 compared to $60.2 million in the first quarter of 2005.

•	Pretax operating income in the Annuities segment increased 16.7% to $4.7 million in the current quarter. Annuity sales were $165.8 million, an increase of 21.4% over the prior year’s quarter.

•	The Stable Value Products segment reported pretax operating income of $12.3 million in the first quarter of 2006 compared to $14.4 million in the same period last year.

•	The Asset Protection segment reported pretax operating income of $8.7 million, an increase of 41.6% over the prior year’s quarter.

•	Participating mortgage income increased to $11.1 million from $6.2 million in the first quarter of 2005.

•
As of March 31, 2006, share-owners’ equity per share, excluding accumulated other comprehensive income, was $30.61 compared with $27.66 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $30.11 compared with $ 30.52 a year ago.

•	Operating income return on average equity for the twelve months ended March 31, 2006 was 13.1%.

•	Net income return on average equity for the twelve months ended March 31, 2006 was 12.8%.

•
At March 31, 2006, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report solid overall operating results for the first quarter. Underlying performance in our Life Marketing operation remained solid with increased sales and earnings over the prior year. Annuity sales continued to improve with strong growth in immediate annuities during the quarter. The segment remains solidly profitable despite the continued volatile interest rate environment. We had another strong performance in our Asset Protection segment. Stable Value operating earnings were down as expected due to spread compression. Earnings in our Acquisitions segment were in line with our expectations for the quarter, and we are increasingly optimistic about the opportunities provided by the JPMorgan Chase acquisition. Our Acquisitions team is fully engaged and focused on the anticipated closing of the transaction and the initial integration of that business in the third quarter of this year. We believe the Company is well positioned to address a challenging environment for our industry, and our outlook is positive for the balance of the year.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

FIRST QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

	1Q2006	1Q2005

Operating income	$64,023	$63,064
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	8,114	(2,981)
Net Income	$72,137	$60,083

($ per share; net of income tax)
	1Q2006	1Q2005

Operating income	$0.90	$0.88
Realized investment gains (losses) and
related amortization
Investments	---	0.05
Derivatives	0.11	(0.09)
Net Income	$1.01	$0.84

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	1Q2006	1Q2005

LIFE MARKETING	$40,781	$39,141
ACQUISITIONS	19,906	21,035
ANNUITIES	4,741	4,064
STABLE VALUE PRODUCTS	12,344	14,399
ASSET PROTECTION	8,738	6,172
CORPORATE AND OTHER	11,663	11,645
	$98,173	$96,456

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	1Q2006	1Q2005

Operating income before
income tax	$98,173	$96,456
Realized investment gains (losses)
Stable Value Contracts	(4,854)	619
Annuities	(90)	27,462
Corporate and Other	18,759	(6,571)
Less: periodic settlements on derivatives
Corporate and Other	1,331	3,684
Related amortization of deferred policy
acquisition costs
Annuities	---	22,412
Income before income tax	$110,657	$91,870

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures) for the Annuities segment was $4.7 million for the first quarter of 2006 and $9.1 million in the first quarter of 2005. Income before income tax for the Stable Value segment was $7.5 million for the first quarter of 2006 compared to $15.0 million for the first quarter of 2005. Income before income tax for the Corporate and Other segment was $29.1 million for the first quarter of 2006 and $1.4 million for the first quarter of 2005.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	1Q2006	1Q2005

LIFE MARKETING	$70.2	$68.4
ANNUITIES	165.8	136.6
STABLE VALUE PRODUCTS	87.0	405.9
ASSET PROTECTION	102.5	106.3

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income for the Life Marketing segment was $40.8 million in the quarter, an increase of 4.2% over the prior year’s quarter. The increase in the quarter was primarily attributable to an increase in investment income as a result of the growth in related life insurance reserves and growth in business-in-force due to strong sales in prior periods. Partially offsetting these items were unfavorable mortality in the quarter of $0.8 million, which was approximately $0.7 million less favorable than the first quarter of 2005 and approximately $2.1 million of unusual expenses in the quarter.

Life insurance sales increased to $70.2 million for the quarter, from $68.4 million in the first quarter 2005. Term insurance sales in the current quarter were up 8.6% to $37.5 million. Universal life insurance sales in the first quarter of 2006 were $32.8 million compared to $33.9 million in the prior year’s quarter.

ACQUISITIONS: Pretax operating income was $19.9 million for the first quarter of 2006 compared to $21.0 million in the first quarter of 2005. The decrease in the quarter is primarily attributable to the run-off of the in-force block and lower investment income. Mortality was unfavorable by approximately $0.4 million, approximately $0.4 million less favorable than the same period last year.

ANNUITIES: Pretax operating income in the Annuities segment increased to $4.7 million in the first quarter of 2006, from $4.1 million in the first quarter of 2005. The increase is primarily attributable to lower DAC amortization and higher fund revenues. Partially offsetting these items were unfavorable mortality in the quarter of $1.6 million, which was approximately $0.4 million less favorable than the first quarter of 2005 and higher expenses.

Total annuity sales increased 21.4% to $165.8 million in the first quarter of 2006. Variable annuity sales were $73.7 million in the first quarter of 2006 compared to $77.0 million in the first quarter of 2005. Fixed annuity sales were $92.1 million in the first quarter of 2006 compared to $59.6 million in the prior year’s quarter. Included in fixed annuity sales for the first quarter of 2006 and 2005 were equity indexed annuity sales of $18.7 million and $0.6 million, respectively. Annuity account balances were $5.8 billion as of March 31, 2006.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $12.3 million in the first quarter of 2006 compared to $14.4 million in the first quarter of 2005. Spreads narrowed to 84 basis points in the first quarter of 2006 from 104 basis points in the first quarter of 2005. The decrease in spreads is attributable to higher interest expense. Average account balances ended the quarter at $6.0 billion, an increase of $260.0 million over the same period in the prior year.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $8.7 million for the first quarter of 2006 compared to $6.2 million in the prior year’s quarter. The improvement over the prior year’s quarter is primarily attributable to higher volumes and lower loss ratios.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $11.7 million in the first quarter of 2006 compared to $11.6 million in the first quarter of 2005. The increase is attributable to higher participating mortgage income and improved results in certain run-off lines partially offset by lower investment income on unallocated capital and an increase in interest expense. Total participating mortgage income was $11.1 million in the first quarter of 2006 compared to $6.2 million in the prior year’s quarter. Investment income on unallocated capital was $16.1 million compared to $23.4 million in the first quarter of 2005. Interest expense increased $2.2 million in the first quarter of 2006 compared to the prior year’s quarter.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on May 2, 2006 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-895-1549 (international callers 1-785-424-1057 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern May 2 until midnight May 9. The recording may be accessed by calling 1-800-934-2127 (international callers 1-402-220-1139).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern May 2 until midnight May 9.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures, and the cumulative effect of change in accounting principle. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of March 31, 2006)

Total share-owners’ equity per share	$30.11
Less: Accumulated other comprehensive income per share	(0.50)

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$30.61

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended March 31, 2006 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended March 31, 2006, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2006

($ in thousands)

Numerator:

	Three Months Ended
	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006	Rolling Twelve Months Ended March 31, 2006

Net income	$48,031	$69,891	$68,562	$72,137	$258,621
Net of:
Realized investment gains
(losses), net of income tax
Investments	4,288	2,347	1,704	(113)	8,226
Derivatives	(16,913)	4,980	(3,772)	9,092	(6,613)
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit	(832)	(105)	(684)	---	(1,621)
Add back:
Derivative gains related
to Corp. debt and investments
net of income tax	1,924	1,805	1,281	865	5,875
Operating Income	$63,412	$64,474	$72,595	$64,023	$264,504

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

March 31, 2005	$2,124,402	$198,974	$1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
Total			$10,119,222
Average			$2,023,844
Operating Income Return on Average Equity			13.1%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2006

($ in thousands)

Numerator:

Net income - three months ended June 30, 2005	$48,031
Net income - three months ended September 30, 2005	69,891
Net income - three months ended December 31, 2005	68,562
Net income - three months ended March 31, 2006	72,137
Net income - rolling twelve months ended March 31, 2006	$258,621

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

March 31, 2005	2,124,402	198,974	$1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
Total			$10,119,222
Average			$2,023,844
Net Income Return on Average Equity			12.8%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business; equity market volatility could negatively impact the Company’s business; a deficiency in the Company’s systems could result in over or underpayments of amounts owed to or by the Company and/or errors in the Company’s critical assumptions or reported financial results; insurance companies are highly regulated and subject to numerous legal restrictions and regulations; the Company is exposed to potential risks from recent legislation requiring companies to evaluate their internal controls over financial reporting; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; the financial services industry is sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; the Company’s investments are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy; the Company is dependent on the performance of others; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners; the Company’s ability to grow depends in large part upon the continued availability of capital; and new accounting rules or changes to existing accounting rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461